Exhibit 99.1

KIRBY CORPORATION	Contact: Kurt Niemietz
713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2022 FOURTH QUARTER AND FULL YEAR RESULTS

•
Fourth quarter 2022 earnings per share of $0.62, or earnings per share of $0.67 excluding one-time items
•
Inland marine results include sequential operating margin improvement, with operating margin improving to the low teens
•
Distribution and services revenue up 28% year-over-year despite supply chain delays
•
Continued growth expected in 2023 in both inland marine and distribution and services
•
2023 projected cash flow from operations of $480 million to $580 million
•
Board increases share repurchase authorization by five million shares

HOUSTON, January 31, 2023 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2022 of $37.3 million or $0.62 per share, compared with earnings of $11.0 million, or $0.18 per share for the 2021 fourth quarter. Excluding one-time items in both quarters, net earnings attributable to Kirby were $40.3 million or $0.67 per share, compared with earnings of $16.7 million, or $0.27 per share, in the year ago period. Consolidated revenues for the 2022 fourth quarter were $730.2 million compared with $591.3 million in the 2021 fourth quarter.

For the 2022 full year, Kirby reported net earnings attributable to Kirby of $122.3 million or $2.03 per share, compared with a net loss of ($247.0) million or ($4.11) per share for 2021. Excluding one-time items in both years, 2022 net earnings attributable to Kirby were $126.6 million or $2.10 per share, compared with $33.7 million or $0.56 per share for 2021. Consolidated revenues for 2022 were $2.78 billion compared with $2.25 billion for 2021.

Kirby’s 2022 fourth quarter results included one-time pre-tax charges of $4.2 million or $0.05 per share including severance and early retirement expense associated with restructuring and strategic review.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Kirby’s fourth quarter earnings showed significant growth year-over-year driven by improved fundamentals in both businesses. Looking forward into 2023, the outlook for marine transportation and distribution and services is very favorable, and we expect continued growth in earnings during the year.

“In inland marine, we experienced steady market conditions with barge utilization rates in the 90% range and pricing increases on term contract renewals in the low teens year-over-year. As anticipated, the efficiency of our operations declined in the fourth quarter due to low water conditions on the Mississippi River and the onset of winter weather conditions, which contributed to a 147% increase in delay days as compared to the third quarter. Despite these headwinds, inland marine showed continued improvement in margins with operating margin improving into the low teens.”

Mr. Grzebinski continued, “In our coastal marine business, overall market conditions remained steady during the fourth quarter with low to mid-90% utilization in barges and continued improvement in spot market and term contract pricing. These trends were partially offset by unfavorable weather conditions and planned maintenance leading to a slight sequential decrease in operating margins into the low single digits.”

“In distribution and services, demand in the fourth quarter remained strong and consistent with the third quarter throughout much of the segment with continued increases in new orders and backlog. This strong demand was offset by supply chain delays and some seasonal slowness in activity leading to a slight sequential decline in revenues and operating income. In oil and gas, backlog continued to build as we received incremental new orders for environmentally friendly pressure pumping equipment and frac-related power generation equipment. In commercial and industrial, demand was solid, with increased revenue both sequentially and year-over-year.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2022 fourth quarter were $422.7 million compared with $350.6 million for the 2021 fourth quarter. Operating income for the 2022 fourth quarter was $46.7 million compared with $25.7 million for the 2021 fourth quarter. Segment operating margin for the 2022 fourth quarter was 11.1% compared with 7.3% for the 2021 fourth quarter.

In the inland market, average 2022 fourth quarter barge utilization was in the 90% range compared to the mid to high-80% range in the 2021 fourth quarter. Operating conditions were unfavorable with increased weather and navigational delays contributing to a 33% increase in delay days year-over-year. During the quarter, average spot market rates increased in the low single digits sequentially and in the low to mid-20% range compared to the 2021 fourth quarter. Term contracts that renewed in the fourth quarter increased in the 10%-15% range on average compared to a year ago. Revenues in the inland market increased 24% compared to the 2021 fourth quarter primarily due higher barge utilization, pricing, and fuel rebills. Operating margins improved sequentially and year-over-year to the low teens. The inland market represented 80% of segment revenues in the fourth quarter of 2022.

In coastal, market conditions improved modestly during the quarter, with Kirby’s barge utilization remaining in the low to mid-90% range. Pricing in the spot market increased in the low to mid-single digits sequentially and term contract renewals increased low teens year-over-year. Revenues in the coastal market were 8% higher compared to the 2021 fourth quarter and represented 20% of segment revenues. The coastal business had a positive operating margin in the low-single digits during the quarter.

Segment Results – Distribution and Services

Distribution and services revenues for the 2022 fourth quarter were $307.4 million compared with $240.7 million for the 2021 fourth quarter. Operating income for the 2022 fourth quarter was $17.1 million compared with $7.5 million for the 2021 fourth quarter. Operating margin was 5.5% for the 2022 fourth quarter compared with 3.1% for the 2021 fourth quarter.

In the oil and gas market, revenues and operating income improved compared to the 2021 fourth quarter driven by higher oilfield activity which resulted in increased demand for products in the manufacturing business, and for new transmissions and parts in the distribution business. Even though manufacturing continues to be impacted by supply chain delays, the business achieved significant year-on-year growth with orders and deliveries of environmentally friendly pressure pumping equipment and power generation equipment for electric fracturing. Overall, oil and gas revenues increased 44% compared to the 2021 fourth quarter and represented approximately 42% of segment revenues. Oil and gas operating margins were in the low single digits.

In the commercial and industrial market, revenues and operating income increased compared to the 2021 fourth quarter, primarily due to strong economic activity across the U.S. which resulted in higher business levels in marine repair and on-highway. Increased sales in Thermo King also contributed favorably to year-on-year growth despite being negatively impacted by supply chain constraints and delays. Overall, commercial and industrial revenues increased 18% compared to the 2021 fourth quarter and represented approximately 58% of segment revenues. Commercial and industrial operating margins were in the high-single digits.

Cash Generation

For the 2022 fourth quarter, Adjusted EBITDA was $113.5 million compared with $83.5 million for the 2021 fourth quarter. Net cash provided by operating activities was $132.9 million, and capital expenditures were $52.3 million. During the quarter, the Company had net proceeds from asset sales totaling $4.0 million. As of December 31, 2022, the Company had $80.6 million of cash and cash equivalents on the balance sheet and $584.9 million of liquidity available. Total debt was $1,079.6 million, reflecting an $83.7 million reduction compared to December 31, 2021, and the debt-to-capitalization ratio improved to 26.2%.

2023 Outlook

Commenting on the 2023 full year outlook, Mr. Grzebinski said, “We exited 2022 with solid strength in our businesses. The marine market remains healthy and we expect favorable market conditions in 2023. Our barge utilization is strong in both inland and coastal, and rates are steadily increasing. In distribution and services, despite persistent supply chain constraints and delays, demand for our products and services continues to grow, and we continue to receive new orders in manufacturing. Overall, we expect our businesses to deliver improved financial results in the coming quarters. While all of this is encouraging, we are mindful of economic challenges related to higher interest rates and a potential recession. Labor constraints and inflationary pressures appear to be moderating but continue to contribute to rising costs across our businesses. With these factors in mind, we will continue to focus on managing costs and driving cash flow from operations. In the near-term, we intend to use this cash flow to opportunistically return capital to shareholders and further strengthen our balance sheet. Also, consistent with our balanced approach to capital allocation, we will continue to evaluate accretive acquisitions and high-return organic growth opportunities to drive continued long-term shareholder value creation.”

In inland marine, the 2023 outlook anticipates favorable market conditions with continued growth in customer demand, steady volumes from refinery and petrochemical plants, and modest net new barge construction in the industry. These factors are expected to result in barge utilization rates in the low to mid-90% range throughout the year. Overall, inland revenues are expected to grow by low double digits on a full year basis. Barring further cost inflation and rising fuel costs, the Company expects operating margins to be in the mid-teens on average for the full year with improvement as the year progresses.

In coastal marine, Kirby expects modestly improved customer demand through the balance of the year with barge utilization in the low to mid-90% range. Rates are expected to continue slowly improving, though meaningful gains remain challenged by underutilized barge capacity across the industry. Revenues and operating margins are expected to be impacted by an approximate doubling of planned shipyard maintenance days with ballast water treatment installations on certain vessels. For the full year, coastal revenues are expected to be flat compared to 2022. Coastal operating margins are expected to near break-even to low single digits on a full year basis.

In distribution and services, favorable oilfield fundamentals and steady demand in commercial and industrial are expected to continue in 2023. In the oil and gas market, high commodity prices, increasing rig counts, and growing well completions activity are expected to yield strong demand for OEM products, parts, and services in the distribution business. In manufacturing, the Company expects demand for environmentally friendly pressure pumping and e-frac power generation equipment to remain strong, with new orders and increased deliveries of new equipment during the year. However, ongoing supply chain issues and long lead times are expected to persist in the near-term, contributing to some volatility as deliveries of new products shift between quarters and into 2024. In commercial and industrial, strong markets are expected to help drive full year revenue growth in the low double-digit percentage range, with increased activity in power generation, marine repair, and on-highway. Overall, the Company expects segment revenues to grow 10% to 20% on a full year basis with operating margins in the mid to high-single digits.

Kirby expects to generate net cash provided from operating activities of $480 million to $580 million in 2023. With many capital projects still under review and the expectation of continued supply chain delays, the Company will update its outlook for capital spending as the year progresses.

Mr. Grzebinski concluded, “2022 was an exciting, but challenging year at Kirby. I’m pleased with the effort and performance of our team which delivered significant year-over-year operational improvement as we battled persistent cost inflation, historic low-water conditions, and stubborn supply chain delays. The dedication of our team to exceptional customer service continues, and even with the threat of recession our outlook for 2023 is strong.”

Conference Call

A conference call is scheduled for 7:30 a.m. Central Standard Time today, Tuesday, January 31, 2023, to discuss the 2022 fourth quarter performance as well as the outlook for 2023. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, Adjusted EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of Adjusted EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2021 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including, but not limited to, statements regarding the future, business plans, strategic alternatives for business segments and other statements that are not historical in nature are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. Maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions or dispositions made by Kirby, and the impact of the COVID-19 pandemic and the related response of governments on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements, except as required by law. A list of additional risk factors can be found in Kirby’s Annual Report on Form 10-K for the year ended December 31, 2021 and in Kirby's subsequent filings on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2022	2021	2022	2021
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$422,736	$350,566	$1,616,967	$1,322,918
Distribution and services	307,429	240,700	1,167,787	923,742
Total revenues	730,165	591,266	2,784,754	2,246,660

Costs and expenses:
Costs of sales and operating expenses	534,069	433,923	2,060,941	1,652,961
Selling, general and administrative	80,971	68,477	302,692	266,911
Taxes, other than on income	6,739	7,710	35,071	36,251
Depreciation and amortization	50,945	50,234	201,443	213,718
Impairments	—	—	—	340,713
Gain on disposition of assets	(308)	(679)	(8,279)	(5,761)
Total costs and expenses	672,416	559,665	2,591,868	2,504,793
Operating income (loss)	57,749	31,601	192,886	(258,133)
Other income	4,824	1,855	16,677	10,001
Interest expense	(11,990)	(10,297)	(44,588)	(42,469)
Earnings (loss) before taxes on income	50,583	23,159	164,975	(290,601)
(Provision) benefit for taxes on income	(13,258)	(12,010)	(42,214)	43,830
Net earnings (loss)	37,325	11,149	122,761	(246,771)
Net earnings attributable to noncontrolling interests	(16)	(188)	(470)	(183)
Net earnings (loss) attributable to Kirby	$37,309	$10,961	$122,291	$(246,954)
Net earnings (loss) per share attributable to Kirby common stockholders:
Basic	$0.62	$0.18	$2.04	$(4.11)
Diluted	$0.62	$0.18	$2.03	$(4.11)
Common stock outstanding (in thousands):
Basic	59,890	60,080	60,038	60,053
Diluted	60,211	60,311	60,329	60,053

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2022	2021	2022	2021
	(unaudited, $ in thousands)
Adjusted EBITDA: (1)
Net earnings (loss) attributable to Kirby	$37,309	$10,961	$122,291	$(246,954)
Interest expense	11,990	10,297	44,588	42,469
Provision (benefit) for taxes on income	13,258	12,010	42,214	(43,830)
Impairment of long-lived assets	—	—	—	121,661
Impairment of goodwill	—	—	—	219,052
Depreciation and amortization	50,945	50,234	201,443	213,718
	$113,502	$83,502	$410,536	$306,116

Capital expenditures	$52,343	$26,047	$172,606	$98,015
Acquisitions of businesses and marine equipment	$—	$1,645	$3,900	$9,115

	December 31,
	2022	2021
	(unaudited, $ in thousands)
Cash and cash equivalents	$80,577	$34,813
Long-term debt, including current portion	$1,079,618	$1,163,367
Total equity	$3,045,168	$2,888,782
Debt to capitalization ratio	26.2%	28.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2022	2021	2022	2021
	(unaudited, $ in thousands)
Marine transportation revenues	$422,736	$350,566	$1,616,967	$1,322,918

Costs and expenses:
Costs of sales and operating expenses	291,138	243,063	1,146,657	924,380
Selling, general and administrative	34,916	30,703	128,340	119,017
Taxes, other than on income	5,079	6,699	28,235	30,527
Depreciation and amortization	44,884	44,419	177,551	185,979
Total costs and expenses	376,017	324,884	1,480,783	1,259,903

Operating income	$46,719	$25,682	$136,184	$63,015
Operating margin	11.1%	7.3%	8.4%	4.8%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2022	2021	2022	2021
	(unaudited, $ in thousands)
Distribution and services revenues	$307,429	$240,700	$1,167,787	$923,742

Costs and expenses:
Costs of sales and operating expenses	242,686	191,755	913,624	728,855
Selling, general and administrative	41,778	36,623	163,642	141,100
Taxes, other than on income	1,641	987	6,708	5,607
Depreciation and amortization	4,263	3,834	16,776	20,573
Total costs and expenses	290,368	233,199	1,100,750	896,135

Operating income	$17,061	$7,501	$67,037	$27,607
Operating margin	5.5%	3.1%	5.7%	3.0%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2022	2021	2022	2021
	(unaudited, $ in thousands)
General corporate expenses	$6,339	$2,261	$18,614	$13,803

Impairment of long-lived assets	$—	$—	$—	$121,661

Impairment of goodwill	$—	$—	$—	$219,052

Gain on disposition of assets	$(308)	$(679)	$(8,279)	$(5,761)

ONE-TIME CHARGES

The 2022 fourth quarter and full year and 2021 fourth quarter and full year GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Fourth Quarter 2022			Full Year 2022
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$50.6	$37.3	$0.62	$165.0	$122.3	$2.03
Severance expense	3.3	2.4	0.04	4.8	3.7	0.06
Strategic alternatives review	0.9	0.6	0.01	0.9	0.6	0.01
Earnings, excluding one-time items(2)	$54.8	$40.3	$0.67	$170.7	$126.6	$2.10

	Fourth Quarter 2021			Full Year 2021
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings (loss)	$23.2	$11.0	$0.18	$(290.6)	$(247.0)	$(4.11)
Impairments	—	—	—	340.7	275.0	4.58
Louisiana tax law change	—	5.7	0.09	—	5.7	0.09
Earnings, excluding one-time items(2)	$23.2	$16.7	$0.27	$50.1	$33.7	$0.56

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Fourth Quarter		Year
	2022	2021(3)	2022	2021(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$132.9	$41.2	$294.1	$321.6
Less: Capital expenditures	(52.3)	(26.0)	(172.6)	(98.0)
Free cash flow(2)	$80.6	$15.2	$121.5	$223.6

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2022	2021	2022	2021
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,365	3,844	13,775	13,696
Revenue/Ton Mile (cents/tm) (5)	10.0	7.1	9.3	7.3
Towboats operated (average) (6)	277	255	271	250
Delay Days (7)	3,092	2,330	10,244	9,605
Average cost per gallon of fuel consumed	$4.00	$2.51	$3.70	$2.13

Barges (active):
Inland tank barges			1,037	1,025
Coastal tank barges			29	31
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			23.1	22.9
Coastal tank barges			3.0	3.1

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is Adjusted EBITDA, a non-GAAP financial measure. Kirby defines Adjusted EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. Adjusted EBITDA is presented because of its wide acceptance as a financial indicator. Adjusted EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. Adjusted EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s 2021 10-K for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2022 inland marine transportation revenues of $337.1 million divided by 3,365 million inland marine transportation ton miles = 10.0 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.